RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS

AMENDMENT NO. 3 TO AMENDED OPERATING EXPENSES AGREEMENT

THIS AMENDMENT NO. 3 (this “Amendment”) is made this          day of                                 , 2011, by and between RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and RAINIER INVESTMENT MANAGEMENT, INC. (the “Advisor”), a Washington corporation, with respect to the Amended Operating Expenses Agreement (the “Agreement”) between the Trust and the Advisor dated April 1, 1999, as amended and restated on April 1, 2002 and, as amended by Amendment No. 1 on December 27, 2005 and Amendment No. 2 on March 31, 2009.

This Amendment is for the purpose of adding an additional series of the Trust to the Agreement.

1. Exhibit A to the Agreement is hereby amended in its entirety and replaced with Exhibit A attached to this Amendment.

2. Except a expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.

By:	By:

Title:	Title:

EXHIBIT A

                                     , 2011

Fund	Operating	Effective Date
	Expense Limit

Rainier Small/Mid Cap Equity Portfolio	1.23%	April 1, 2002

Rainier Large Cap Equity Portfolio	1.04%	April 1, 2002

Rainier Balanced Portfolio	0.94%	April 1, 2002

Rainier Intermediate Fixed Income Portfolio	0.45%	April 1, 2002

Rainier Mid Cap Equity Portfolio	1.10%	December 27, 2005

Rainier High Yield Portfolio	0.65%	March 31, 2009

Rainier International Discovery Fund	1.25%

RAINIER INVESTMENT MANAGEMENT MUTUAL FUNDS	RAINIER INVESTMENT MANAGEMENT, INC.

By:	By:

Title:	Title: